Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL REPORTS STRONG 2013 SECOND QUARTER RESULTS

•                  Sales of $422.6 million were 5.9% higher than last year (5.2% in constant currency) driven by Commercial Aerospace (up 15.1% in constant currency).

•                  Adjusted net income of $49.1 million was up 15%, resulting in $0.48 per adjusted diluted share, versus $42.7 million and $0.42 last year, respectively.

•                  Adjusted operating income was $71.9 million, 17.0% of sales, as compared to $64.4 million, 16.1% of sales in 2012.

•      Additional $150 million share repurchase authorized.

See Table C for reconciliation of GAAP and non-GAAP operating income, net income and earnings per share

	Quarter Ended June 30,		%	Six Months Ended June 30,		%
(In millions, except per share data)	2013	2012	Change	2013	2012	Change

Net Sales	$422.6	$399.2	5.9%	$839.1	$799.3	5.0%
Net sales change in constant currency			5.2%			4.6%
Operating Income	71.9	73.9	(2.7)%	134.9	134.5	0.3%
Net Income	48.5	48.0	1.0%	92.1	87.6	5.1%
Diluted net income per common share	$0.48	$0.47	2.1%	$0.90	$0.86	4.7%

Non-GAAP Measures for y-o-y comparisons:
Adjusted Operating Income (table C)	$71.9	$64.4	11.6%	$134.9	$125.0	7.9%
As a % of sales	17.0%	16.1%		16.1%	15.6%
Adjusted Net Income (table C)	49.1	42.7	15.0%	92.7	82.3	12.6%
Adjusted diluted net income per share	$0.48	$0.42	14.3%	$0.91	$0.81	12.3%

STAMFORD, CT. July 22, 2013 — Hexcel Corporation (NYSE: HXL), today reported results for the second quarter of 2013.  Net sales during the quarter were $422.6 million, 5.9% higher than the $399.2 million reported for the second quarter of 2012.  Operating income for the period was $71.9 million compared to $73.9 million last year ($64.4 million adjusted operating income, see Table C).  Net income for the second quarter of 2013 was $48.5 million or $0.48 per diluted share, compared to $48.0 million or $0.47 per diluted share in 2012 ($0.42 per share as adjusted, see Table C).

Chief Executive Officer Comments

Mr. Berges commented, “This was another strong quarter for Hexcel, as solid execution combined with increased sales to yield excellent results.  For the quarter, our adjusted diluted EPS of $0.48 was 14% higher than last year on a 5% increase in constant currency sales. We are also particularly pleased that our adjusted operating income was 17.0% of net sales for the quarter, 90 basis points better than last year.  This quarter also marked the first flight of the A350 XWB the newest Airbus offering with over 50% composite structure. The A350 XWB will be a key contributor to Hexcel’s future and involves shipments to over 40 customers in 14 different countries.”

Looking ahead, Mr. Berges said, “Assuming the scheduled ramp-up of the Boeing 787 is sustained, we expect aerospace sales (both Commercial Aerospace and Space & Defense) to continue their steady growth trend.  Though seasonal effects typically result in slightly lower margins in the second half, and our industrial markets remain challenged, strong operational performance allows us to reaffirm our 2013 earnings guidance.”

Markets

Commercial Aerospace

•                  Commercial Aerospace sales of $270.0 million increased 15.6% (15.1% in constant currency) for the quarter as compared to the second quarter of 2012.  Combined revenues attributed to new aircraft programs (A380, A350, B787, B747-8) increased over 20% versus the same period last year and comprise over 30% of Commercial Aerospace sales.

•                  Sales for Airbus and Boeing legacy aircraft were up over 10% compared to the second quarter of 2012, and were just lower than the first quarter of 2013.

•                  Sales to “Other Commercial Aerospace,” which include regional and business aircraft customers, were down about 5% compared to the same period last year.

Space & Defense

•                  Space & Defense sales of $96.7 million were 9.8% higher (9.3% in constant currency) than the second quarter of 2012.  Growth was again led by rotorcraft, which accounted for nearly 60% of Space & Defense sales for the quarter.

Industrial

•                  Total Industrial sales of $55.9 million for the second quarter of 2013 were 28.0% lower (28.8% in constant currency) than the second quarter of 2012, but up sequentially versus the first quarter of 2013.  As expected, wind sales were down over 35% from the record level in the second quarter of 2012.

Tax

•                  The tax provision was $20.6 million for the second quarter of 2013 resulting in an effective tax rate of 30%.  Last year’s second quarter tax provision was $22.1 million, an effective tax rate of 31.7%.  We expect our effective tax rate for the rest of the year to be about 30.5%.

Cash and other

•                  As previously announced, in June 2013, we entered into a new $600 million senior secured revolving credit facility which matures in June 2018.  The new facility replaces the Company’s previous senior secured facility ($82.5 million term loan and $360 million revolving loan) that would have expired in July 2015.  The new loan has an initial rate 50 basis points less than the previous facility, and at our current leverage ratio will decrease an additional 25 basis points after September 30, 2013.  As a result of the refinancing, the Company accelerated certain unamortized financing costs of the credit facility being replaced and the deferred expense on related interest rate swaps and incurred a pretax charge of $1.0 million in the second quarter of 2013.

•                  Free cash flow (defined as cash provided from operating activities less cash paid for capital expenditures) for the first half of 2013 was a source of $16.2 million versus a use of $70.6 million in the first half of 2012, reflecting lower capital expenditures and better working capital usage.

•                  During the quarter, the Company invested $35 million and completed its $50 million authorized share repurchase program.  Total shares bought back under the program were 1,573,588 shares.  On July 22, 2013, the Company’s Board of Directors authorized the repurchase of an additional $150 million of the Company’s common stock. Under the program, the Company may purchase its common stock from time to time in the open market or in privately negotiated transactions. The repurchases will be funded from cash from operating activities and, if needed, the existing credit facilities. The amount and timing of the purchases will depend on a number of factors including the price and availability of shares of common stock, trading volume and general market conditions.

•                  Total debt, net of cash as of June 30, 2013 was $257.3 million, an increase of $33.3 million from December 31, 2012.  As of June 30, 2013, our available borrowing capacity was $288.4 million.

2013 Outlook

We now expect free cash flow for the year to be in the range of $40 million to $80 million (previously it was $20 million to $60 million).

We reaffirm the rest of our 2013 outlook:

•                  Adjusted diluted earnings per share to be in the range of $1.73 to $1.83

•                  Our sales outlook is $1,640 million to $1,740 million with strong aerospace markets offsetting the weakness in the industrial market

*****

Hexcel will host a conference call at 10:00 A.M. ET, tomorrow, July 23, 2013 to discuss the second quarter results and respond to analyst questions.  The telephone number for the conference call is (719) 325-2469 and the confirmation code is 9152997.  The call will be simultaneously hosted on Hexcel’s web site at www.hexcel.com/investors/index.html. Replays of the call will be available on the web site for approximately three days.

*****

Hexcel Corporation is a leading advanced composites company.  It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications such as wind turbine blades.

*****

Disclaimer on Forward Looking Statements

This press release contains statements that are forward looking, including statements relating to anticipated trends in constant currency for the markets we serve (including changes in commercial aerospace revenues, the estimates and expectations based on aircraft production rates provided or publicly available by Airbus, Boeing and others, the revenues we may generate from an aircraft model or program, the impact of delays in new aircraft programs, the outlook for space & defense revenues and the trend in wind energy, recreation and other industrial applications); our ability to maintain and improve margins in light of the current economic environment; the success of particular applications as well as the general overall economy; our ability to manage cash from operating activities and capital spending in relation to future sales levels such that the company funds its capital spending plans from cash flows from operating activities, but, if necessary, maintains adequate borrowings under its credit facilities to cover any shortfalls; and the impact of the above factors on our expectations of financial results for 2013 and beyond.  The loss of, or significant reduction in purchases by, Boeing, EADS, Vestas, or any of our other significant customers could materially impair our business, operating results, prospects and financial condition. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changes in currency exchange rates, changing market conditions, increased competition, inability to install, staff and qualify necessary capacity or achievement of planned manufacturing improvements, conditions in the financial markets, product mix, achieving expected pricing and manufacturing costs, availability and cost of raw materials, supply chain disruptions, work stoppages or other labor disruptions and changes in or unexpected issues related to environmental regulations, legal matters, interest expense and tax codes.  Additional risk factors are described in our filings with the SEC.  We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact Information

Michael Bacal

(203) 352-6826

michael.bacal@hexcel.com

Hexcel Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

	Unaudited
	Quarter Ended June 30,		Six Months Ended June 30,
(In millions, except per share data)	2013	2012	2013	2012
Net sales	$422.6	$399.2	$839.1	$799.3
Cost of sales	305.8	293.7	610.3	587.4

Gross margin	116.8	105.5	228.8	211.9
% Gross margin	27.6%	26.4%	27.3%	26.5%

Selling, general and administrative expenses	34.8	32.5	72.8	69.1
Research and technology expenses	10.1	8.6	21.1	17.8
Other operating (income) (a)	—	(9.5)	—	(9.5)

Operating income	71.9	73.9	134.9	134.5

Interest expense, net	2.1	3.0	3.8	6.0
Non-operating expense (b)	1.0	1.1	1.0	1.1

Income before income taxes and equity in earnings from affiliated companies	68.8	69.8	130.1	127.4
Provision for income taxes	20.6	22.1	38.5	40.5

Income before equity in earnings from affiliated companies	48.2	47.7	91.6	86.9
Equity in earnings from affiliated companies	0.3	0.3	0.5	0.7

Net income	$48.5	$48.0	$92.1	$87.6

Basic net income per common share:	$0.49	$0.48	$0.92	$0.88

Diluted net income per common share:	$0.48	$0.47	$0.90	$0.86

Weighted-average common shares:

Basic	100.0	100.2	100.2	100.0
Diluted	101.8	102.0	102.0	101.9

(a)         Other operating income for the three and six months ended June 30, 2012 includes income from a $9.6 million business interruption insurance settlement related to a prior year claim, a $4.9 million gain on the sale of land and a $5.0 million charge for additional environmental reserves primarily for remediation of a manufacturing facility sold in 1986.

(b)         Non-operating expense is the accelerated amortization of deferred financing costs and the deferred expense on interest rate swaps related to repaying the term loan and refinancing our revolving credit facility in June 2013.  In 2012, the non-operating expense is the accelerated amortization of deferred financing costs and expensing of the call premium from redeeming $73.5 million in June 2012 of the Company’s 6.75% senior subordinated notes.

Hexcel Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

	Unaudited
(In millions)	June 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$56.7	$32.6
Accounts receivable, net	246.1	229.0
Inventories, net	251.7	232.8
Current deferred tax assets and other current assets	71.8	81.3
Total current assets	626.3	575.7

Property, plant and equipment	1,521.0	1,459.2
Less accumulated depreciation	(560.2)	(544.8)
Property, plant and equipment, net	960.8	914.4

Goodwill and other intangible assets, net	57.4	57.8
Investments in affiliated companies	23.3	22.6
Deferred tax assets	13.9	15.4
Other assets	13.3	17.2
Total assets	$1,695.0	$1,603.1

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of capital lease obligations	$5.0	$16.6
Accounts payable	114.2	115.7
Accrued liabilities	94.5	103.0
Total current liabilities	213.7	235.3

Long-term notes payable	309.0	240.0
Other non-current liabilities	131.1	133.7
Total liabilities	653.8	609.0

Stockholders’ equity:
Common stock, $0.01 par value, 200.0 shares authorized, 103.8 shares issued at June 30, 2013 and 102.4 shares issued at December 31, 2012	1.0	1.0
Additional paid-in capital	640.1	617.0
Retained earnings	540.3	448.2
Accumulated other comprehensive loss	(42.7)	(31.9)
	1,138.7	1,034.3
Less — Treasury stock, at cost, 4.3 shares and 2.5 shares at June 30, 2013 and December 31, 2012, respectively	(97.5)	(40.2)
Total stockholders’ equity	1,041.2	994.1
Total liabilities and stockholders’ equity	$1,695.0	$1,603.1

Hexcel Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	Unaudited
	Year to Date Ended June 30,
(In millions)	2013	2012

Cash flows from operating activities
Net income	$92.1	$87.6

Reconciliation to net cash provided by operating activities:
Depreciation and amortization	28.1	28.3
Amortization of deferred financing costs and call premium expense	1.5	2.1
Deferred income taxes	17.6	15.3
Equity in earnings from affiliated companies	(0.5)	(0.7)
Share-based compensation	12.0	10.5
Gain on sale of land	—	(4.9)
Excess tax benefits on share-based compensation	(4.0)	(5.4)

Changes in assets and liabilities:
Increase in accounts receivable	(14.6)	(54.4)
Increase in inventories	(20.3)	(28.7)
(Increase) decrease in other current assets	(9.0)	1.5
Increase in accounts payable and accrued liabilities	4.7	28.0
Other — net	0.6	(5.4)
Net cash provided by operating activities (a)	108.2	73.8

Cash flows from investing activities
Proceeds from sale of land	—	5.3
Capital expenditures (b)	(92.0)	(144.4)
Net cash used for investing activities	(92.0)	(139.1)

Cash flows from financing activities
Borrowings from new senior secured credit facility	309.0	121.0
Capital lease obligations and other debt, net	(1.6)	4.1
Issuance costs related to senior secured credit facility	(2.2)	(0.6)
Repayment of senior secured credit facility — term loan	(85.0)	(2.5)
Repayment of senior secured credit facility	(165.0)	—
Purchase of stock	(50.0)	—
Activity under stock plans	3.8	2.5
Repayment of 6.75% senior subordinated notes	—	(73.5)
Call premium payment for 6.75% senior subordinated notes	—	(0.8)
Net cash provided by financing activities	9.0	50.2

Effect of exchange rate changes on cash and cash equivalents	(1.1)	(1.8)
Net decrease in cash and cash equivalents	24.1	(16.9)
Cash and cash equivalents at beginning of period	32.6	49.5
Cash and cash equivalents at end of period	$56.7	$32.6

Supplemental Data:
Free cash flow (a)+(b)	$16.2	$(70.6)
Accrual basis additions to property, plant and equipment	$82.1	$114.5

Hexcel Corporation and Subsidiaries

Net Sales to Third-Party Customers by Market Segment

Quarters Ended June 30, 2013 and 2012	(Unaudited)	Table A

(In millions)	As Reported			Constant Currency (a)
Market Segment	2013	2012	B/(W) %	FX Effect (b)	2012	B/(W) %
Commercial Aerospace	$270.0	$233.5	15.6	$1.1	$234.6	15.1
Space & Defense	96.7	88.1	9.8	0.4	88.5	9.3
Industrial	55.9	77.6	(28.0)	0.9	78.5	(28.8)
Consolidated Total	$422.6	$399.2	5.9	$2.4	$401.6	5.2

Consolidated % of Net Sales	%	%	%
Commercial Aerospace	63.9	58.5	58.4
Space & Defense	22.9	22.1	22.0
Industrial	13.2	19.4	19.6
Consolidated Total	100.0	100.0	100.0

Six Months Ended June 30, 2013 and 2012	(Unaudited)

(In millions)	As Reported			Constant Currency (a)
Market Segment	2013	2012	B/(W) %	FX Effect (b)	2012	B/(W) %
Commercial Aerospace	$538.9	$475.8	13.3	$1.5	$477.3	12.9
Space & Defense	192.7	173.0	11.4	0.6	173.6	11.0
Industrial	107.5	150.5	(28.6)	1.1	151.6	(29.1)
Consolidated Total	$839.1	$799.3	5.0	$3.2	$802.5	4.6

Consolidated % of Net Sales	%	%	%
Commercial Aerospace	64.2	59.5	59.5
Space & Defense	23.0	21.7	21.6
Industrial	12.8	18.8	18.9
Consolidated Total	100.0	100.0	100.0

(a)         To assist in the analysis of our net sales trend, total net sales and sales by market for the quarter and six months ended June 30, 2012 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2013 and are referred to as “constant currency” sales.

(b)         FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information	(Unaudited)	Table B

(In millions)	Composite Materials (b)	Engineered Products	Corporate & Other (a)(b)	Total
Second Quarter 2013
Net sales to external customers	$324.7	$97.9	$—	$422.6
Intersegment sales	18.0	0.5	(18.5)	—
Total sales	342.7	98.4	(18.5)	422.6
Operating income (loss)	71.2	15.1	(14.4)	71.9
% Operating margin	20.8%	15.3%		17.0%

Depreciation and amortization	12.6	1.1	0.1	13.8
Stock-based compensation expense	1.3	0.2	1.8	3.3
Accrual based additions to capital expenditures	38.0	2.7	—	40.7

Second Quarter 2012
Net sales to external customers	$316.7	$82.5	$—	$399.2
Intersegment sales	14.9	0.2	(15.1)	—
Total sales	331.6	82.7	(15.1)	399.2
Operating income (loss) (b)	80.9	11.7	(18.7)	73.9
% Operating margin	24.4%	14.1%		18.5%

Other operating (income) expense (b)	(14.5)	—	5.0	(9.5)
Depreciation and amortization	13.3	1.0	—	14.3
Stock-based compensation expense	0.9	0.1	2.0	3.0
Accrual based additions to capital expenditures	67.0	2.6	0.2	69.8

First Six Months 2013
Net sales to external customers	$649.5	$189.6	$—	$839.1
Intersegment sales	34.7	1.1	(35.8)	—
Total sales	684.2	190.7	(35.8)	839.1
Operating income (loss)	139.1	28.5	(32.7)	134.9
% Operating margin	20.3%	14.9%		16.1%

Depreciation and amortization	25.7	2.3	0.1	28.1
Stock-based compensation expense	3.3	0.7	8.0	12.0
Accrual based additions to capital expenditures	76.4	5.7	—	82.1

First Six Months 2012
Net sales to external customers	$632.9	$166.4	$—	$799.3
Intersegment sales	30.8	0.3	(31.1)	—
Total sales	663.7	166.7	(31.1)	799.3
Operating income (loss) (b)	146.7	23.5	(35.7)	134.5
% Operating margin	22.1%	14.1%		16.8%

Other operating (income) expense (b)	(14.5)	—	5.0	(9.5)
Depreciation and amortization	26.2	2.1	—	28.3
Stock-based compensation expense	3.0	0.5	7.0	10.5
Accrual based additions to capital expenditures	110.6	3.7	0.2	114.5

(a)         We do not allocate corporate expenses to the operating segments.

(b)         Other operating income for the three and six months ended June 30, 2012 includes income from a $9.6 million business interruption insurance settlement related to a prior year claim, a $4.9 million gain on the sale of land and a $5.0 million charge for additional environmental reserves primarily for remediation of a manufacturing facility sold in 1986.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP and Non-GAAP Operating Income and Net Income	Table C

	Unaudited
	Quarter Ended June 30,		Six Months Ended June 30,
(In millions)	2013	2012	2013	2012
GAAP operating income	$71.9	73.9	$134.9	$134.5
- Other operating (income) (a)	—	(9.5)	—	(9.5)
Adjusted Operating Income	$71.9	64.4	$134.9	$125.0
% of Net Sales	17.0%	16.1%	16.1%	15.6%
- Stock Compensation Expense	$3.3	3.0	$12.0	$10.5
- Depreciation and Amortization	13.8	14.3	28.1	28.3
Adjusted EBITDA	$89.0	81.7	$175.0	$163.8

	Unaudited
	Quarter Ended June 30,
	2013		2012
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS
GAAP net income	$48.5	$0.48	$48.0	$0.47
- Other operating (income) (net of tax) (a)	—	—	(6.0)	(0.06)
- Non-operating expense (net of tax) (b)	0.6	—	0.7	0.01
Adjusted net income	$49.1	$0.48	$42.7	$0.42

	Unaudited
	Six Months Ended June 30,
	2013		2012
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS
GAAP net income	$92.1	$0.90	$87.6	$0.86
- Other operating (income) (net of tax) (a)	—	—	(6.0)	(0.06)
- Non-operating expense (net of tax) (b)	0.6	0.01	0.7	0.01
Adjusted net income	$92.7	$0.91	$82.3	$0.81

(a)         Other operating income for the three and six months ended June 30, 2012 includes income from a $9.6 million business interruption insurance settlement related to a prior year claim, a $4.9 million gain on the sale of land and a $5.0 million charge for additional environmental reserves primarily for remediation of a manufacturing facility sold in 1986.

(b)         Non-operating expense is the accelerated amortization of deferred financing costs and the deferred expense on interest rate swaps related to repaying the term loan and refinancing our revolving credit facility in June 2013.  Non-operating expense in 2012 is the accelerated amortization of deferred financing costs and expensing of the call premium from redeeming $73.5 million in June 2012 of the Company’s 6.75% senior subordinated notes.

Management believes that adjusted operating income, adjusted EBITDA, adjusted net income and free cash flow (defined as cash provided by operating activities less cash payments for capital expenditures), which are non-GAAP measurements, are meaningful to investors because they provide a view of Hexcel with respect to ongoing operating results excluding special items.  Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. In addition, management believes that total debt, net of cash, which is also a non-GAAP measure, is an important measure of Hexcel’s liquidity. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash	Table D

	Unaudited
	June 30,	March 31,	December 31,
(In millions)	2013	2013	2012
Notes payable and current maturities of capital lease obligations	$5.0	$15.4	$16.6
Long-term notes payable	309.0	258.5	240.0
Total Debt	314.0	273.9	256.6
Less: Cash and cash equivalents	(56.7)	(18.3)	(32.6)
Total debt, net of cash	$257.3	$255.6	$224.0